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                                November 22, 1999



The Board of Trustees
Skyline Funds
311 South Wacker Drive
Chicago, Illinois  60606


          Re: Federal Income Tax Consequences of the Transfer of Substantially All the Assets of Skyline Small Cap Value Plus and Skyline Small Cap Contrarian to Skyline Special Equities Portfolio
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Ladies and Gentlemen:

          You have requested our opinion concerning the Federal income tax consequences of the transactions described below.

          Skyline Small Cap Value Plus and Skyline Small Cap Contrarian ("Acquired Funds") are series of Skyline Funds ("Skyline"), a Massachusetts business trust. Skyline Special Equities Portfolio ("Acquiring Fund") is also a series of Skyline. Pursuant to the Plan of Reorganization dated as of November 16, 1999 (the "Merger Agreement"), which is described in greater detail in the preliminary Proxy Statement/Prospectus dated November 22, 1999 (the "Proxy Statement"), each Acquired Fund will transfer all its assets to Acquiring Fund in exchange for shares of Acquiring Fund and the assumption by Acquiring Fund of all the liabilities of such Acquired Fund. Each Acquired Fund will liquidate and distribute the shares of Acquiring Fund among its shareholders in exchange for their Acquired Fund shares. These transactions are referred to as the "Reorganization."

          In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Proxy Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the

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originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements of fact set forth in such documents are accurate. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of the Acquired Funds and Acquiring Fund. We hereby consent to the reference to our firm under the caption "Tax Considerations" in the Proxy Statement.

          We have assumed, with your consent, that the following statements are true and correct on the date hereof and will be true at the effective date of the Reorganization:

          1. The Reorganization will be consummated in compliance with the material terms of the Merger Agreement, none of the material terms and conditions therein have been waived or modified, and neither of the Acquired Funds nor Acquiring Fund has any plan or intention to waive or to modify any such material term or condition.

          2. Immediately following the Reorganization, Acquiring Fund will possess the same assets and liabilities as those possessed by each Acquired Fund immediately before the Reorganization.

          3. The fair market value of the Acquiring Fund shares and other consideration that will be received by each Acquired Fund will be approximately equal to the fair market value of the assets transferred in exchange therefor.

          4. Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by each Acquired Fund immediately prior to the Reorganization. For purposes of this assumption, amounts used by each Acquired Fund or Acquiring Fund to pay reorganization expenses, and all redemptions and distributions (except for regular, normal, or customary dividends, distributions of net realized capital gain or transactions in the ordinary course of each Acquired Fund's business as a regulated investment company) made by each Acquired Fund immediately preceding the Reorganization will be included as assets held by each Acquired Fund immediately prior to the Reorganization.

          5. Acquiring Fund has no plan or intention to reacquire any of the shares of Acquiring Fund issued in the Reorganization except through redemptions in the ordinary course of its business as a regulated investment company.

          6. Acquiring Fund has no plan or intention to issue additional shares following the transaction except in the ordinary course of its business as a regulated investment company.

          7. Acquiring Fund has no plan or intention following the Reorganization to sell or otherwise to dispose of any of the assets of either Acquired Fund acquired in the Reorganization, except for dispositions made in the ordinary course of its business as a regulated investment company.

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          8.   The liabilities of each Acquired Fund assumed by Acquiring Fund and the liabilities to which the transferred assets of each Acquired Fund are subject were incurred by each Acquired Fund in the ordinary course of its business.

          9. Following the Reorganization, Acquiring Fund will continue the historic business of each Acquired Fund or use a significant portion of each Acquired Fund's historic business assets in a business, and Acquiring Fund and each Acquired Fund will have substantially identical investment strategies and objectives.

          10. In connection with the Reorganization, the Acquiring Fund will not bear any of the expenses of either Acquired Fund, nor will either Acquired Fund bear any of the expenses of the Acquiring Fund, other than expenses directly and solely related to the Reorganization.

          11. There is no intercorporate indebtedness existing between Acquiring Fund and either Acquired Fund that was, or will be, issued, acquired, or settled at a discount.

          12. Each Acquired Fund and Acquiring Fund are regulated investment companies and Acquiring Fund intends to continue to qualify as a regulated investment company.

          13. The fair market value of the assets of each Acquired Fund transferred to Acquiring Fund will equal or exceed the sum of the liabilities assumed by Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

          14. Neither Acquired Fund is under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

          15. Each Acquired Fund will liquidate promptly after the effective date of the transfer of its assets to and the assumption of its liabilities by Acquiring Fund.

          Based upon the foregoing, it is our opinion that:

          A. The transfer of all the assets and liabilities of each Acquired Fund to Acquiring Fund in exchange for shares of Acquiring Fund and the distribution of those shares to shareholders of each Acquired Fund will in the case of each Acquired Fund constitute a "reorganization" under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code");

          B. Under Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by an Acquired Fund as a result of the Reorganization;

          C. Under Section 354(a)(1) of the Code, shareholders of an Acquired Fund will recognize no gain or loss because of the distribution of shares of Acquiring Fund in the Reorganization;

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          D.   Under Section 358(a)(1) of the Code, the basis of the Acquiring
               Fund shares received by a shareholder of an Acquired Fund will be the same as the basis of the Acquired Fund shares immediately before the Closing Date;

          E. Under Section 362(b) of the Code, the basis to Acquiring Fund of the assets of each Acquired Fund received will be the same as the basis of the assets in the hands of that Acquired Fund immediately before the Reorganization;

          F. Under Section 1223(1) of the Code, shareholders' holding periods for their shares of Acquiring Fund will include the period they held their shares of the corresponding Acquired Fund, if the shares of the Acquired Fund were held as a capital asset;

          G. Under Section 1223(2) of the Code, the holding period for Acquiring Fund with respect to the assets received in the Reorganization will include the period for which such assets were held by the corresponding Acquired Fund; and

          H. Under Section 381 of the Code, Acquiring Fund will succeed to the earnings and profits, or deficit in earnings and profits, of the Acquired Funds.

          The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based on the documents that we have examined, the additional information that we have obtained, and the statements of fact set out herein that we have assumed, with your consent, to be true and correct. Our opinions cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the assumed facts set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization.

                                               Very truly yours,